EXCLUSIVE LICENSE AGREEMENT DATED FOR REFERENCE THE
                             20th DAY OF JULY, 2000


               BETWEEN

                               ScreenPhone.net Inc
                                    Suite 215
                            800 South El Camino Real
                         San Clemente, California 92672
          (Hereinafter referred to as "ScreenPhone.net" or "Licensor")

                                                             OF THE FIRST PART,


               AND:

                             MB Software Corporation
                       2225 E. Randol Mill Road, Suite 305
                             Arlington, Texas 76011
       (hereinafter referred to as "Healthcare Innovations" or "Licensee")

                                                             OF THE SECOND PART,



                    RECITALS

                    A.   Licensor  has  developed  unique   technology,   plans,
                         patents,  trade  secrets,  trademarks,  service  marks,
                         know-how and processes (collectively "proprietary information") for the implementation and operation of internet access screenphones, ("License Unit(s)" or "Units") as set out in Schedule A, and the ScreenPhone Applications and Service Package ("License Product(s)") including network based software administration, configuration, and update services and control systems, and all upgrades thereto (collectively "the System" or "Systems").

                    B. Licensee desires to obtain an exclusive license to establish License Units, License Products and Systems in the United States, in the vertical healthcare market as a patient communication system, utilizing Licensor's System and proprietary information and acknowledges that use of such System and its proprietary information are subject to controls and restrictions established by Licensor for the purpose of maintaining a high level of uniform quality and goodwill in the operation of License Units, License Products and Systems.

                    In consideration of the mutual  covenants  set forth herein, the parties hereby agree to the following terms and conditions

                  ARTICLE ONE

                  DEFINITIONS

                  As used in this  Agreement, the  following  terms  have  the definition set forth below:

                  1.1 "Effective Date" means the date on which this License Agreement has been executed by the latter of the parties to do so.

                  1.2 "Gross Sales" means the total of all sales transacted at, through or through the use of the License Unit(s), License Product(s) and System(s), whether such sales are evidenced by check, cash, credit, exchange of otherwise, exclusive of sales tax or other change imposed on sales by any government authority. "Gross Sales" also includes all payments to Licensee from Sub-Licensees from revenues generated at, through, or through the use of License Units, License Products, and Systems.

                  1.3 "Net Revenue" shall be Gross Sales less all reasonable expenses permitted according to generally accepted accounting principles, consistently applied.

                  1.3   "Information   Package"  means  the  written   technical
                  information prepared by the Licensor, including operating manual and other materials, which set forth the details of the System.

                  1.4 "Territory" means the geographic area consisting of the USA on an exclusive basis.

                  1.5 "Trademarks" means those, trademarks, copyrights, service marks and patents set forth in the Information Package.

                  1.6 "Payments" means payments between Licensor and Licensee as stated in this License Agreement and shall be made in the form of U.S. Dollars.

                  1.7 "Sub Licensees" means persons and entities who sub-license any or all of the rights licensed to Licensee by Licensor under this Agreement.

                  ARTICLE TWO

                  GRANT OF EXCLUSIVE LICENSE

                  2.1 Licensor grants to Licensee a license to sell, distribute, sublicense use and operate License Units, License Products and the System and to sell, distribute, sublicense use and operate the System in the Territory, in the vertical healthcare market as a patient communication system, known as the PatientMED 2000, all as more specifically defined in Schedule B (herein the "Licensee's Market") and the right to grant Sub-Licenses in connection with the sale, distribution, sublicense, use and operation of License Units, License Products, and the System upon the terms and subject to the provisions of this Agreement. The grant of the above license shall be exclusive in the Territory for the Licensee's Market.

                  2.2 Licensor grants to Licensee a license to use and display Licensor's Trademarks in the Territory in connection with the operation of License Units, License Products and the Systems and with regard to the Sub-Licenses granted by Licensee, upon the terms and subject to the provisions of this Agreement.

                  2.3 Licensee shall have the right but not the obligation to use the trademark "ScreenPhone.net Inc." or "ScreenPhone.net" in its advertisements, its daily operations and specifically represent and refer to itself as the licensee for the Territory for "ScreenPhone.net Inc." and "ScreenPhone.net."


                  ARTICLE THREE

                  SITE LOCATION AND EXCLUSIVE TERRITORY

                  3.1 The License Units, License Products and the System shall be located in the Territory at locations ("Site Locations") to be selected by Licensee (or Sub-Licensees), subject to subsequent after sale movement.

                  3.2 Subject to the terms of this Agreement, Licensor shall not directly or indirectly sell distribute, use or operate License Units, License Products or the System, or license or allow others to directly or indirectly sell, distribute, use or operate License Units, License Products or the System, within the exclusive Territory, in the Licensee's Market, during the term hereof.

                  ARTICLE FOUR

                  TRADEMARKS

                  4.1 Licensee has no right, title or interest in or to any of the proprietary information and Trademarks, except for Licensee's privilege and license during the term hereof to display and use the same. Licensee shall not do or permit any act or thing to be done in derogation of any of the rights of Licensor in connection with the Trademarks, whether during the term of this Agreement or after. Licensee shall use the Trademarks only for the uses and in the manner licensed under and as provided in, this Agreement. During or after the term of this Agreement, Licensee shall not in any way dispute or impugn the validity of the Trademarks, or the rights of Licensor to them, or the rights of Licensor or other licensees of Licensor to use them.

                  4.2 Licensee may utilize and physically affix signs containing the Trademarks at such places within or without the License Units, License Products, and the System as shall be designated by Licensor in its Technical Manual. Except as expressly permitted in the Technical Manual, Licensee shall not erect or display any other signs, or display any other trademarks, logo-types, symbols or service marks in, upon, or in connection with the License Units, License Products and the
                  System without Licensor's prior written approval, this excludes off-site advertising. Upon the termination of this Agreement for any reason, Licensee forthwith shall either deliver and surrender up to Licensor each and all of the Trademarks, and any physical objects bearing or containing any of the Trademarks; or obliterate or destroy any Trademarks in Licensee's possession. Where required, Licensee or Sub-Licensees shall obtain governmental approval to use Trademarks, or register same and shall do so solely in the name of the Licensor..

                  4.3 Licensee agrees promptly to notify Licensor and Licensor agrees to notify Licensee, in writing, of the institution of any suit or action or any claim of infringement against Licensee or Licensor for infringement based on use of the Trademarks and proprietary information.

                  ARTICLE FIVE

                  TRAINING

                  5.0 Licensee shall have the exclusive obligation and right to train and otherwise educate all Sub-Licensees throughout the Territory. Licensee shall have the right to charge Sub-Licensees for said training and education.

                  5.1 Licensor will provide an initial training program for up to 3 individuals to be designated by Licensee, at a time and place to be designated by Licensor, so that they will be trained in the complete operation and management of the License Units, License Products, and the System. These individuals must sign a confidentiality agreement approved by Licensor. This training program shall provide basic guidance on all aspects of System implementation and operation.

                  5.2 At Licensee's expense during the initial start up period for the initial License Units, License Products, and the System shipped to the Territory, the Licensor shall provide, if requested by Licensee, a qualified representative to train and/or install the License Units, License Products, and the System at the corporate headquarters of Licensee or at site locations as deemed appropriate by Licensor and Licensee.

                  5.3 The cost of the initial training program instruction and assistance except for personal meals, travel, lodging, and other personal expenses of individuals receiving training shall be paid by the Licensor.

                  5.4 Should Licensee request additional assistance at site locations at any time during the term of this Agreement following start-up, Licensor shall provide a qualified representative at such times and places as may be reasonable necessary and mutually convenient. Licensee shall pay all reasonable personal expenses, plus $300.00 per day for each such representative.

                  5.5 Licensor shall have the right from time to time to request Licensee and/or its manager to attend and complete additional training courses or programs. Licensee shall bear the cost of all expenses of such trainees. Licensor shall determine the time and place of such training in its sole discretion, except that Licensee shall have the option to have training at Licensee's headquarters at Licensee's expense.

                  5.6 Licensor shall make itself available at its office for consultation and guidance of Licensee in the operation and management of the License Units, License Products and the System.

                  5.7 Each party shall be responsible for obtaining all visas and other immigration or travel documents required for their respective personnel in the provision of training and assistance to License pursuant to this Article 5.

                  5.8 During the term of this Agreement, the Licensor shall provide, software technical support during normal business hours at Licensor's expense.

                  ARTICLE SIX

                  LICENSOR'S TECHNICAL MANUAL

                  6.1 Licensor shall provide to Licensee, upon execution of this agreement, 2 copies of Licensor's existing Technical Manual. At all times the Technical Manual shall be the property of the Licensor and may not be duplicated or copied by Licensee.

                  6.2 Licensor retains the right to modify the Technical Manual at Licensor's expense. Such modifications shall be delivered to Licensee, and become effective and binding on Licensee 30 days after delivery thereof to Licensee.

                  6.3 Licensee agrees to maintain the confidentiality of the contents of the Technical Manual pursuant to Article 18 of this Agreement. Licensee shall return to Licensor all copies of the Technical Manual in its possession upon termination or expiration of this Agreement.

                  ARTICLE SEVEN

                  ADVERTISING

                  7.1 Licensee shall be responsible for it's own advertising program and shall bear the cost of same. In the event that in the future a mutually agreed advertising program is established a separate agreement will be executed.

                  7.2 Licensee shall be responsible for providing the proper on site advertising. This advertising shall include but not be limited to promotional personnel (at Licensee's discretion to maximize sales), collateral material and brochures.

                  7.3 Licensee shall have the exclusive right to initiate and maintain all advertising relating to its license in all areas of the Territory.

                  7.4 Licensor shall furnish to Licensee all advertising and promotional materials or artwork used by Licensor in its advertising outside the Territory or for other markets within the Territory at the best price Licensor charges to others for such materials. Further, Licensee and Sub licensee's shall have the express right to use for their advertising at the best price Licensor charges to others for such materials all of the Licensor's copyrighted materials, promotional materials, patents, any brochures, signage, decals and the like materials. Licensor shall immediately make all said materials available to the Licensee upon the execution of this Agreement and upon any change, modification or addition to materials, including all of the above listed items. Existing artwork, brochures, collateral and promotional material in small quantities (less than 25 each) will be provided free of charge. On orders over 25, a best price shall be given. Licensor at its sole discretion, shall make available to Licensee when possible, camera ready artwork, copy, film and negatives.

                  7.5 Licensee shall have the right to charge Sub-Licensees a fee for Advertisement.


                  ARTICLE EIGHT

                  GENERAL RESPONSIBILITIES OF LICENSEE

                  8.1 The site locations utilized by Licensee shall conform to the specifications for the Licensed Units, Licensed Products and System as set out in the Technical Manual of the Licensor.

                  8.2 All equipment, fixtures, inventory, and supplies utilized in the License Units shall conform to applicable specifications set forth in the Technical Manual, and Licensor shall have the right to inspect such items during normal business hours for the purpose of ensuring compliance with such specifications.

                  8.3 Licensee shall purchase and, at all times during the term hereof, maintain policies of insurance with such minimum standards, coverages, and limits (or such additional limits or types of coverage) as Licensee and Licensor may from time to time agree is appropriate to the risks ensuing from the Licensees use of the Licensed Units, Licensed Products and System.

                  8.4 If Licensee has leased the premises for the License  Unit:
                  (i) the lease shall not grant to the landlord under the lease any rights against Licensor, nor agree to any other term, condition or covenant that is inconsistent with any provision of this Agreement. Licensee shall duly and timely perform all of the terms, conditions, covenants and obligations imposed under the lease.

                  8.5 Licensee shall prepare and file all necessary tax returns, and shall pay any and all local, state/provincial and federal/national sales and use taxes imposed or incurred, or levied or assessed by any governmental body, in connection with any part of this Agreement, relating to any period prior to closing date, or any of the goods and services sold or furnished by Licensee in connection with the License Unit or License Product, promptly, in full, when due, and before any delinquency.

                  8.6 Licensee shall not, during the term hereof and for a period of 2 years following termination of this Agreement, engage in any business which offers any internet access device products or services which are competitive with the License Unit, either as a proprietor, partner, investor, shareholder, director, officer, employee, principal, agent, advisor or consultant.

                  8.7 Licensor may from time to time suggest prices for the goods and services offered by Licensee. Licensee and Licensor agree that the prices suggested by Licensor are recommendations only and are not mandatory. Nothing contained in this Agreement shall be deemed a representation or warranty by Licensor that the use of Licensee's suggested prices shall produce, increase or optimize profits.

                  8.8 Except as provided in Section 8.18 and Article 13 below, Licensee shall protect, defend and indemnify Licensor, its subsidiaries, affiliates and designees, and shall hold them harmless, from and against any and all costs, expenses (including attorney's fees and court costs), losses, liabilities, damages, claims and demands of every kind or nature, arising in any way out of Licensee's operation of the License Unit.

                  8.9 Licensee agrees to use all commercially reasonable efforts to promote the distribution, sale, and use of the PatientMed 2000 Product.

                  8.10 Licensee agrees to maintain a sufficient inventory of the PatientMed 2000 Product on hand that it reasonably believes is need in order to fill anticipated or actual orders expeditiously at all times during the course of this Agreement.

                  GENERAL RESPONSIBILITIES OF LICENSOR:


                  8.11 Licensor shall provide License Units, License Products and the System that comply with all applicable specifications as required to operate Licensed Units, License Products and the System as intended. Licensor agrees to maintain, and or arrange with the manufacturer for, a sufficient inventory of the Licensed Units, License Products and the System on hand that it reasonably believes is need in order to fill actual orders expeditiously at all times during the course of this Agreement.

                  8.12 Licensor shall be responsible for furnishing the License Units, License Products and the System with the proper software and hardware programming for the Licensees described use and agreed upon specifications. Licensee shall bear the costs (if any) of any modification and variations to the Licensed Units, License Products and the System which are requested by Licensee from Licensor to be shipped and used in the Territory.

                  8.13 Licensor agrees to use all commercially reasonable efforts to promote the distribution, sale and use of the PatientMED 2000 Product through Licensee.

                  8.14 Licensor agrees to provide Licensee with all marketing and sales leads related to the Licensee vertical market segment, which they generate, and to fairly devote its efforts to making Licensee a successful venture.

                  8.15   Licensor   agrees  to  assist   Licensee  in  arranging
                  sufficient management assistance to pursue the marketing and distribution of the PatientMED 2000 Product.

                  8.16 Licensor agrees to advise Licensee of all contemplated changes in Licensed Unit and License Product and the System design and price not less than 30 days prior to marketing any changed Licensed Unit, License Product or Systems or establishing any revised price.

                  8.17 Licensor agrees to transfer to Licensee all rights, title and interest in and to the "use and marketing" rights to the various new products, peripherals and applications currently being developed or subsequently developed by Licensor, at no cost.

                  8.18 Licensor shall protect, defend and indemnify Licensee, its subsidiaries, affiliates and designees, and shall hold them harmless, from and against any and all costs, expenses (including attorney's fees and court costs), losses, liabilities, damages, claims and demands of every kind or nature, arising in any way out of the manufacture or design of the License Unit.

                  ARTICLE NINE

                  TERM AND RENEWAL

                  9.1 Unless sooner terminated in accordance with the provisions of this Agreement, the term of this Agreement shall commence on the Effective Date of this Agreement and shall terminate 10 years thereafter. If applicable law in the Territory requires that Licensor give notice to Licensee with respect to the expiration of the initial term, this Agreement shall remain in effect on a month-to-month basis after the expiration of the initial term until Licensor has given Licensee the notice required by applicable law.

                  9.2 If Licensee has in all respects complied with the conditions set forth in this Article 9.2, Licensee shall have the right, but not the obligation, to enter into a Renewal Agreement for a term commencing on the day which follows the last day of the initial term and terminating 5 years thereafter. Licensee shall be entitled to enter into a Renewal Agreement only if, at the time of Licensee's exercise of its right to do so, Licensee shall have fully performed all of Licensee's obligations under this Agreement and shall have received no more than two verified and justified notices of default during any twelve (12) month period during the initial term of this Agreement. If Licensor elects not to renew the Agreement, notice shall be given six (6) months prior to expiration of term.

                  9.3 Unless otherwise expressly agreed in writing, the terms of the Renewal Agreement shall be identical to those of Licensor's then-current form of license agreement generally offered by Licensor for the System and License Units, License Products and the System.

                  9.4 Licensee shall not be required to pay any initial license fee upon entering into a Renewal Agreement.

                  ARTICLE TEN

                  PAYMENTS TO LICENSOR/PURCHASES FROM LICENSOR

                  10.1 As an initial license fee, on the Effective Date, Licensee shall deliver to Licensor a certificate representing One Million (1,000,000) shares of the Licensee's common stock.

                  10.2 As a continuing license fee Licensee shall also pay Licensor a sum equal to the following, twenty percent (20%) of the Net Revenue derived by Licensee from the Internet Service Provider fee charged by Licensee to the customers (patients) and five percent (5%) of all other Net Revenue derived by
                  Licensee from the use of the System by Licensee or its Sub Licensee's, within the month following billing collected by Licensee or its Sub Licensee's. Licensor shall on a monthly basis, pay to licensee an amount equal to fifty percent (50%) of the difference between (i) the revenue derived from the commissions received by Licensor generated from the general content advertising on the PatientMED 2000 Product sold by Licensee and (ii) less all reasonable expenses permitted according to generally accepted accounting principles consistently applied.

                  10.3 All payments provided for in this Agreement shall be made at Licensor's or Licensee's (as the case may be) principal place of business in the manner agreed. No later than 30 days following the end of each month during the term hereof, Licensee shall, concurrently with its submission to Licensor of the daily reports for such month pursuant to Article 12, pay to Licensor the full amount of the royalty and license fees due to Licensor for such month.

                  10.4  If  Licensee  is   delinquent  in  the  payment  of  any
                  obligation, under this Agreement, Licensee shall pay to Licensor a late payment fee of 2% plus a percentage of the delinquent amount, calculated daily commencing on the first day that the payment is delinquent and terminating on the day the delinquent amount is paid. Such percentage shall be eighteen (18%), on an annualized basis. Notwithstanding the foregoing, if the amount of the late payment fee is greater than the amount permitted by applicable law, then such fee shall be reduced to an amount equal to the maximum lawful fee, it being the intention of the parties that such late payment fee shall in no event be greater than that permitted by law.

                  10.5 All funds due and owing from royalties and/or License fees and other weekly and monthly amounts other than payment for the License Units, License Products and the System parts, materials or initial licensing fees shall be paid in U.S. Currency. The funds paid to Licensor shall be converted into U.S. Currency on the first day of the month in which the payment is to be paid, and all payments to be made in ACH or wire transfer form, unless another method is requested by Licensor.

                  ARTICLE ELEVEN

                  RECORDS AND REPORTING

                  11.1 Licensee shall prepare a separate weekly report setting forth Gross Sales, and calculating Net Revenue and such other data as Licensor may reasonably request, for each weeks' business operations at the License Units, License Products and the System, on a form required pursuant to the Technical Manual. With respect to each month during the term hereof, Licensee shall deliver the weekly reports, assembled for such month, to Licensor not later than 30 days following such month. Licensor shall have the option via computer network, to access the daily reports. If Licensor gains access in this manner Licensee need only submit a monthly statement.

                  11.2 No later than 45 days after the expiration of each quarter of Licensee's fiscal year and 90 days after the expiration of each fiscal year, during the term hereof, Licensee shall furnish a statement of profit and loss in U.S. Dollars for such respective quarter and fiscal year and a balance sheet as of the end of such quarter and fiscal year certified to be true and correct by Licensee.

                  ARTICLE TWELVE

                  RELATIONSHIP OF PARTIES

                  12.1 Licensee is and shall be considered an independent contractor with entire control and direction of its business and operations, subject only to the conditions and obligations established by this Agreement. No agency, employment, or partnership is created by this Agreement. Licensee's business is separate and apart from any that may be operated by Licensor. Neither party to this Agreement shall make any representations tending to create apparent agency, employment, or partnership. Neither party will have authority to act for the other in any manner to create obligations or debts binding on the other, and neither party will be responsible for any obligations or expenses whatsoever of the other. Neither Licensee nor any person performing any duties or engaged in any work on the premises at the request of Licensee shall be deemed an employee or agent of Licensor.

                  ARTICLE THIRTEEN

                  PURCHASES/WARRANTY

                  13.1 Licensee shall purchase the License Units, License Products, and the System from Licensor and pay Licensor therefore at the wholesale price in effect at the time Licensee's order is received, less any applicable discount. It is agreed that the current wholesale price of the Licensed Product is $420.00 (U.S.) per unit F.O.B. Long Beach California USA which is based on a Yen conversion.

                  13.2 Licensee agrees to make an initial purchase an aggregate of 100 License Units, License Products, and Systems no later than July 15, 2000.

                  13.3 Licensee agrees to make purchases of an aggregate of Licensed Units, License Products, and Systems from Licensor of not less than the following number of License Units, License Products, and Systems for each of the following periods:

                     Remainder of Calendar Year 2000:          1,100
                                                              ------
                     Calendar Year 2001:                       5,000
                                                              ------
                     Calendar Year 2002:                      10,000
                                                              ------
                     Calendar Year 2003:                      10,000
                                                              ------
                     Calendar Year 2004:                      10,000
                                                              ------
                     Calendar Year 2005:                      10,000
                                                              ------
                     Calendar Year 2006:                      10,000
                                                              ------
                     Calendar Year 2007:                      10,000
                                                              ------
                     Calendar Year 2008:                      10,000
                                                              ------
                     Calendar Year 2009:                      10,000
                                                              ------
                     Calendar Year 2010:                      10,000
                                                              ------

                  13.4 Licensee shall have the right to make commission payments to Licensor in lieu of License Unit, License Products, and Systems purchases equivalent to the amounts that would have been payable to Licensor pursuant to Section 10.2 if the number of Licensed Units, License Products, and Systems specified in Section 13.3 had been purchased, if Licensee so elects. The amount of such payments shall be determined by multiplying the shortfall in units by the average unit wholesale price during such period.. Such commission payments shall be deemed to fulfill the purchase requirements of
                  Section 13.3. Should Licensee be unwilling or unable to purchase such number of License Units as is specified in
                  Section 13.3 or make payments in lieu as provided hereunder then Licensor shall have the right to convert the Licensee's Exclusive License into a non-exclusive license within the Territory.

                  13.5 Warranty of Title.
                       -----------------

                  13.5.1 Licensor warrants that Licensor has all right, title and interest and, to and under the License Unit, License
                  Product   and  the   System   and  all   related   proprietary
                  information, and has all rights to license, sell and distribute the same to Licensee, free of any rights (proprietary or otherwise) of any other person or entity or any other encumbrance.

                  13.5.2 Licensor shall indemnify, defend an hold harmless Licensee and any Sub-Licensees against any and all claims charges, damages, costs, and actions asserted by any person or entity that the License Units, License Products or the System, or Licensee's use, sale, operation or distribution thereof, under this Agreement violates the trade secret, trademark, copyright, patent or other proprietary right of any other person or entity. Licensee shall notify Licensor of the assertion of any such claim and shall cooperate with Licensor in the investigation and resolution thereof.

                  13.5.3 Licensor shall not indemnify Licensee against any claim or liability based on Licensee' modification or conversion of the Product and/or the subsequent use of that modification or conversion.

                  13.6 Limited Warranty.
                       ----------------

                  Licensor warrants the License Units, License Products, and the System to be free from defects in workmanship for a warranty period of one (1) year from the date of delivery, to persons who purchase the Product from Licensee.

                  13.7 Warranty Service.
                       ----------------

                  Licensor shall, at its own expense and option, either repair or replace any defective items of the Product during the warranty period, provided that Licensee has notified Licensor and, upon inspection by Licensor, Licensor has found the Product to be defective. Licensee sole and exclusive remedy under this Agreement shall be limited to the repair or replacement specified herein.

                  13.8 Warranty Conditions.
                       -------------------

                  The foregoing warranties are contingent on the proper use of the product in accordance with the instructions and specifications published by Licensor and shall not apply to any Product that has been repaired or modified by persons other than Licensor.

                  13.9 Warranty Disclaimer.
                       -------------------

                  The express warranties set forth in this Agreement are in lieu of all other warranties, express or implied, including without limitation any warranties of merchantability of fitness for a particular purpose.

                  ARTICLE FOURTEEN

                  TRANSFER OF INTEREST

                  14.1 Licensor has the right to assign this Agreement, and all of its rights and privileges. The assignee shall be financially responsible and capable of performing the obligations of Licensor; and shall assume and agree to perform all Licensor obligations under this Agreement.

                  14.2 With respect to Licensee's obligations, this Agreement is acknowledged to be a personal one, being entered into in reliance upon and in consideration of the singular skill, character, and qualifications of Licensee and its principals, and owners and the trust and confidence reposed therein by Licensor. Therefore, Licensee may not effect an assignment, voluntarily or involuntarily, by operation of law or otherwise, in any manner, without the prior written consent of Licensor which consent shall not be unreasonably withheld.
                  Licensor may impose, among other things, the following conditions precedent to its consent to an assignment: (i) that the assignee (or the principal officers, shareholders or directors of the assignee in the case of a corporate assignee) has the skills, qualifications and economic resources necessary in Licensor's judgment, reasonably exercised, to conduct the business contemplated by this Agreement, and to fulfill the assignee's obligations to the Licensor ; (ii) that as of the date of any such assignment, Licensee shall have fully complied with all of its obligations to Licensor under this Agreement; (iii) that the assignee assumes all of the obligations of Licensee under all leases for the License
                  Units, License Products and the System, and that Licensee shall not be in default with respect to any of its obligations under said leases; (iv) that assignee pay to Licensor the sum of five thousand dollars ($5,000) as a transfer fee; (v) that in the event of an assignment of this Agreement, Licensor shall require the assignee to execute a new agreement in the form and on the terms and conditions then being offered by Licensor to prospective licensees similarly situated, except that the assignee shall not be obligated to pay an initial license fee. The term of the new agreement shall expire on the date provided herein for the expiration of this Agreement. The execution of the new License Agreement shall, except for the post-term obligations of Licensee under this Agreement, be deemed to terminate this Agreement; (vi) that the assignee, or a manager designated by the assignee, shall have satisfactorily completed at assignee's cost and expense, the initial training program then required of all new licensees of Licensor, unless such training is waived by Licensor, in writing.

                  14.3 If the Licensee is not, or at any time ceases to be, a publicly traded company, the transfer in the aggregate of more than fifty percent (50 %) of the capital stock or voting power of Licensee if it is a corporation or of more than a fifty percent (50 %) interest if it is a partnership, as such parties were originally constituted at the time of the execution of this Agreement, shall be deemed to be an assignment of this Agreement within the meaning of this Article.

                  14.4 Licensee shall have no right to pledge, encumber, hypothecate or otherwise give any third party a security interest in its rights under this Agreement in any manner whatsoever without the prior written permission of Licensor, which shall not be unreasonably withheld.

                  ARTICLE FIFTEEN

                  TERMINATION

                  15.1 Licensor shall have the right to rescind this Agreement forthwith if, within 120 days after the Effective Date, Licensee has not reasonably complied with the initial training requirements pursuant to Article 5. If Licensor exercises its right to terminate pursuant to this Article 15.1, this Agreement shall be null, void and of no effect, and neither party shall have any further right or obligation to the other, except those obligations which by their nature survive such rescission, provided however, that Licensee's initial fee pursuant to Article 10.1 shall be refunded in full to Licensee.

                  15.2 Licensor may terminate this Agreement for the following defaults:
                  (i) Except with respect to Licensee's failure to pay any of the sums due Licensor under this Agreement, or any related or ancillary agreement between the parties, and except as expressly provided in this Agreement, Licensor may terminate this Agreement upon a material breach by Licensee of any material provision of this agreement, but only upon 30 days prior written notice to Licensee, setting forth the material breach of which Licensor complains. If Licensee cures such breach before the end of such period, then Licensor shall have no right to terminate this Agreement because of such breach. However, if, because of the nature of such breach, Licensee is unable to cure such breach within such 30 day period, Licensee shall be given such additional time as is reasonably necessary within which to cure such breach, upon condition that Licensee, upon receipt of such notice from Licensor, shall have immediately commenced to cure such breach and shall continue to use diligence and all reasonable commercial efforts to do so.

                  (ii) With respect to any breach by Licensee of its obligation to pay any sums due under this Agreement, Licensor may terminate this Agreement upon not less than 10 days prior written notice of such breach. If Licensee cures such breach before the end of such period, then Licensor shall have no right to terminate this Agreement because of such breach.

                  15.3 Licensor shall have the right to terminate this Agreement immediately without prior notice to Licensee, upon the occurrence of any or all of the following events, each of which shall be deemed to be an incurable breach of this Agreement which Licensee shall have no right or opportunity to cure.

                  (i) If Licensee is adjudicated bankrupt or judicially determined to be insolvent (subject to any contrary provisions of any applicable laws), admits Licensee's inability to meet its financial obligations when due, or makes a disposition of all or a substantial part of its assets to or for the benefit of its creditors, or if the License Unit or premises are seized, taken over or foreclosed by a government official in the exercise of such official's duties, or by a creditor, lienholder or lessor, or if a judgment against Licensee in the amount of more than $500,000.00 remains unsatisfied (unless an appeal is filed) for a period of more than 60 days.

                  (ii) If Licensee  is  convicted  of any  felony,  or any crime
                  involving  moral  turpitude  or  otherwise   relevant  to  the
                  operation of the License Units, License Products and the System;

                  (iii) If Licensee purports to sell, assign, transfer, pledge, hypothecate, or encumber, in whole or in part, this Agreement or License Units or License Products and the System in violation of the terms hereof.

                  (v) If an audit or investigation conducted by Licensor discloses that Licensee has fraudulently understated Gross Sales or Net Revenue or has fraudulently withheld the reporting of Gross Sales or Net Revenue.

                  (vi)  If  in  Licensor's   reasonable   judgment,   Licensee's
                  continued operation will result in an imminent danger to public health or safety.

                  15.4 If any valid applicable law or regulation of a governmental authority having jurisdiction over this Agreement and the License Unit limits Licensor's rights of termination under this Agreement or requires longer notice periods than those set forth above, this Agreement shall be deemed amended to conform to the minimum notice periods or restrictions upon termination required by such laws and regulations. Licensor shall not, however, be precluded from contesting the validity, enforceability or application of such laws or regulations in any action, arbitration, gearing or dispute relating to this Agreement or to its termination.

                  15.5 In the event of termination of this Agreement, whether by reason of default, lapse of time or other cause, Licensee shall forthwith discontinue the use of the Trademarks, and shall not thereafter operate or do business under any name or in any manner that might tend to give the general public the impression that Licensee is operating a License Unit, License Product, or a System and Licensee shall not thereafter use, in any manner, or for any purpose, directly or indirectly, any of Licensor's trade secrets, procedures, techniques or materials acquired by Licensee by virtue of the relationship established by this Agreement, including, without limitation to the foregoing:

                  (i) any manuals, bulletins, instruction sheets and supplements thereto.

                  (ii) any forms, advertising matter, marks, devices, insignia, slogans and designs used from time in connection with the License Unit or Product;

                  (iii) any Trademarks, or trade names and patents now or hereafter applied for or granted in connection therewith, and if Licensee fails or refuses to do so, Licensor may execute, in Licensee's name and on Licensee's behalf, any and all documents necessary to cause the discontinuance of Licensee's use of trade names and Trade marks, and/or any other related name used under this Agreement. Licensee hereby irrevocably appoints Licensor as Licensee's attorney-in-fact to do so.

                  15.6 The termination of this Agreement shall be without prejudice to the rights of Licensor against Licensee and Licensee against Licensor and such termination shall not relieve Licensor or Licensee of any of its obligations to each other or terminate those obligations of Licensor or Licensee, which by their nature, survive the termination of this Agreement.

                  15.7 In the event Licensor is adjudicated a bankrupt under Chapter 7 of the United States Bankruptcy Code, Licensee shall have the right to all information, licenses, software manuals, actual programs, software provider names and addresses and any other material whether copyrighted or patented, that might assist the Licensee in utilizing the software that is part of the subject of this Agreement to be used in the License Units, License Products and the System.

                  15.8 (a) Upon the expiration or termination of this Agreement, Licensee shall have no further right to offer or enter into any additional Sublicense Agreements; and Licensor may itself open, own or operate, or license others to open own or operate License Units, License Products and the System in the Territory.

                       (b) Upon the expiration or termination of this Agreement for any reason, Licensee shall at Licensee's election, assign to Licensor its rights and interest in each and every Sublicense or at Licensor's election assign such Sublicenses to other Licensees of Licensor.

                  15.9 In the event of termination of this Agreement, whether by reason of default, lapse of time or other cause, the Licensee's users of shall have the continued right to use and operate the License Units, License Products and Systems in their possession.

                  ARTICLE SIXTEEN

                  DISPUTE SETTLEMENT

                  16.1 In the event of any dispute or difference arising out of or relating to this Agreement or the breach thereof, the parties hereto shall use their best endeavors to settle such disputes or differences. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to the parties. If they do not reach such solution within a reasonable period of time, then the disputes or differences shall be finally settled by an
                  Arbitration before an arbitration panel operating in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

                  16.2 The arbitration panel shall be formed of 3 (three) arbitrators, to be appointed by proper authority. The arbitration shall take place at Phoenix, Arizona. The arbitrators shall resolve any dispute or controversy in accordance with the wording and spirit of this Agreement, and, if there are no controlling provisions, in accordance with the laws of Delaware.

                  16.3 The arbitration award shall be final and binding on the parties, not subject to any appeal, and shall deal with the question of costs or arbitration and all matters related thereto. The arbitration proceedings shall be conducted in English and the arbitration award shall be written in English.

                  16.4 Judgment upon the award rendered may be entered into any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

                  ARTICLE SEVENTEEN

                  FORCE MAJEURE

                  The   performance   or  observance  by  either  party  of  any
                  obligations of such party under this Agreement may be suspended by it, in whole or in part, in the event of any of the following which prevents such performance or observance:
                  Act of God, war, riot, fire, explosion, flood, sabotage, injunction, compliance with governmental laws, regulations, orders or action, or any other cause beyond the reasonable control of such party; provided, however, that the party so prevented from complying with its obligations hereunder shall immediately notify in writing the other party thereof and such party so prevented shall exercise diligence in an endeavor to remove or overcome the cause of such inability to comply.

                  ARTICLE EIGHTEEN

                  CONFIDENTIALITY

                  18.1 Licensee shall hold in confidence any and all information disclosed to it by Licensor concerning the System, business and marketing plans or strategies, operations and technical advice and any and all other information of a sensitive business or technical nature arising under this Agreement. With respect to all such information, Licensee shall not disclose the same to others without the Licensor's prior written consent and to limit dissemination of the same among Licensee's personnel to those persons having a need to know it for performance of duties under this Agreement. Licensee shall use such information only for the purposes contemplated by this Agreement.

                  18.2 The foregoing obligation concerning confidentiality and limitations on use of information shall apply for a period five (5) years after the date of expiration or termination of this Agreement except insofar as such information is published or otherwise in the public domain at the time it was disclosed to Licensee or thereafter becomes published or part of the public domain through no fault of Licensee; or is obtained by Licensee in good faith without restrictions on disclosure or use from a third person who did not derive it from Licensee.

                  ARTICLE NINETEEN

                  INTEGRATION OF AGREEMENT: AMENDMENT

                  19.1 This Agreement constitutes the entire agreement between the parties with reference to the subject matter of this Agreement and supersedes all prior negotiations, understandings, representations and agreements, if any. Licensee acknowledges that it is entering into this Agreement as a result of its own independent investigation and not as a result of any representations of Licensor, its agents, officers or employees, not contained in any offering circular, prospectus, disclosure document, or other similar document required or permitted to be given to Licensee pursuant to applicable law.

                  19.2 This Agreement, including but not limited to, this provision, may not be amended orally, but may be amended only by a written instrument signed by the parties.

                  ARTICLE TWENTY

                  MISCELLANEOUS

                  20.1 Any notice required or permitted to be given under this Agreement shall be in writing in the English language and may be hand delivered, telexed, cabled, sent via facsimile or mailed by airmail (return receipt requested, postage prepaid) and shall be deemed given when received. Notices shall be addressed as follows:

                  (a)  Notices to Licensor: address first written above

                  (b)  Notices to Licensee: address first written above

                  20.2 English language shall be controlling for all purposes,. and any language translation shall not affect the meaning or interpretation of the Agreement.

                  20.3 This Agreement is executed in two originals, all in the English language.


                  20.4 The headings contained in the Agreement are for reference
                  purposes   only  and  shall  not   affect   the   meaning   or
                  interpretation of the Agreement.

                  20.5 Either party's waiver of any breach, or failure to enforce any of the terms and conditions of this Agreement, at any time, shall not in any way affect, limit or waive such party's right thereafter to enforce and compel strict compliance with every term and condition of the Agreement.

                  20.6 The construction, performance and completion of this Agreement is to be governed by the laws of Delaware, USA, without giving effect to the principals of conflicts of law thereof.

                  20.7 Licensor acknowledges that Licensee may be required by the laws applicable in the Territory to disclose and/or register this Agreement with governmental authorities, and consents to such disclosure, provided however, that Licensee shall inform Licensee of all such required disclosures and/or registrations made by Licensee. All such registrations, shall, unless prohibited by local law, identify Licensee as a Licensee of Licensor.

                  IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


                ScreenPhone.net Inc.

                By: /s/ Gary M. Campbell           Attest: /s/ B. Sargeant
                   -------------------------------        ----------------------
                   Gary M. Campbell, CEO                  B. Sargeant



                MB Software Corporation

                By: /s/ Scott Haire                Attest: /s/ Lucy J. Singleton
                   ------------------------------         ----------------------
                   Scott Haire, President and CEO         Lucy J. Singleton

                                   Schedule A

1)       Mitsui/Sanyo Interactive ScreenPhone model 43526

2) ScreenPhone.net concept as set out in the ScreenPhone executive summary and business plan, technical manual, ScreenPhone Applications and Service Package (SASP), software, SDK, and hardware including website (in development).

                                   Schedule B

1) The extent of the exclusive license granted hereunder for the Territory is to market the Licensee PatientMed 2000 as a ScreenPhone based patient communications system for use in a managed services organization focused on building a national physical medical enterprise network using a pain management treatment system developed by Licensee in combination with the use of the Internet and ScreenPhones to deliver information to the patient, physician and insurer. The PatientMED 2000 Product will utilize an Internet/Web based information and order entry system that will allow patients and doctors to communicate and deliver information. The PatientMED 2000 will allow patients to access nutrition information, order nutrition products, as well as fitness products and market a fitness formula to help patients be free of pain.